Exhibit 10.14

SUPERGEN, INC.

EXECUTIVE EMPLOYMENT AND CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

This Executive Employment and Confidential Information and Invention Assignment Agreement (the “Agreement”) is made and entered into as of January 1, 2004 (the “Effective Date”) by and between SuperGen, Inc., a Delaware corporation (the “Company”), and James S. Manuso (“Executive”).

RECITALS

WHEREAS, the Company and Executive desire to establish the terms on which the Company will employ Executive as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and conditions contained herein, the Company and Executive agree on the terms and conditions set forth herein as follows:

AGREEMENT

1.                                      Term.  The Company hereby employs Executive and Executive hereby accepts employment, on the terms and conditions set forth herein.  The term of this Agreement shall commence upon the Effective Date and shall continue until and including December 31, 2006.

2.                                      Positions And Duties.  Executive agrees to serve the Company as its President and Chief Executive Officer, or in such other executive capacity as the Board may from time to time request.  During the term of this Agreement, Executive will have all duties and responsibilities that are reasonably consistent with these titles and positions and will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company.  Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”), except that without the prior approval, Executive may serve on the board of directors of other companies if in so doing Executive does not violate the terms of this Agreement.

3.                                      Confidential Information.

3.1                               Company Information.  Executive agrees at all times during the term of his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company.  Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called with whom Executive became acquainted during the term of his employment), software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

3.2                               Former Employer Information.  Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.3                               Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company’s consistent with the Company’s agreement with such third party.

4.                                      Inventions.

4.1                               Inventions Retained And Licensed.  Except as listed on Exhibit A, Executive does not have any inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to him, which may relate to the Company’s proposed business, products or research and development, and which were not previously assigned to the Company.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.2                               Assignment of Inventions.  Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4.6 below.  Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company, and which are protectible by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

4.3                               Inventions Assigned To The United States.  Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.4                               Maintenance Of Records.  Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the period of his employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

4.5                               Patent And Copyright Registrations.  Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications an to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

4.6                               Exception To Assignments.  Executive understands that the provision of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which qualifies fully under the provisions of California Labor Code section 2870 (attached as Exhibit B).  Executive will advise the Company promptly in writing of any Inventions that Executive believes meet the criteria in California Labor Code Section 2870.

5.                                      Office.  The Company shall provide Executive with an office at the location of the Company’s primary business operations that is consistent with his positions and titles.

6.                                      Compensation And Fringe Benefits.

6.1                               Base Salary.  For all services rendered by Executive pursuant to this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of not less than Four Hundred Thousand Dollars ($400,000).  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.  Executive’s annual salary shall be adjusted annually on January 1 of each year to compensate for changes in the cost of living.  The amount of each annual cost of living increase shall be twice the rate determined for such annual period by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100).”

6.2                               Bonuses.

(a)                                  Executive shall be entitled to a guaranteed bonus of One Hundred Thousand Dollars ($100,000) on December 31 of each year during the term of this Agreement, provided that he remains continuously employed by the Company through each applicable date (the “Guaranteed Bonus”), excepting for the first year of employment, during which Executive may take down all or part of the guaranteed bonus at any time after January 1, 2004.  The Guaranteed Bonus for the second and third years of Executive’s employment will be paid no later than January 31 of the following year for which such Guaranteed Bonus is earned in accordance with the Company’s normal payroll practices and policies.

(b)                                 Executive shall be eligible to receive an annual performance-based bonus of Two Hundred and Fifty Thousand Dollars ($250,000) based upon achievement of certain criteria to be specified by the compensation committee of the Board (“Compensation Committee”), including (without limitation) revenue and profitability targets and/or other organizational and strategic milestones (the “Performance Bonus”; and together with the Guaranteed Bonus, the “Bonuses”).  The Performance Bonus shall be based upon achieving performance objectives during each calendar year and shall be payable no later than March 31 of the following year in accordance with the Company’s normal payroll practices and policies.

6.3                               Stock Options.

(a)                                  Executive shall be permitted to participate in any stock option and similar plans as adopted by the Company from time to time for the grant of stock options and other equity incentives to the Company’s employees.  On the Effective Date and on each anniversary thereafter during the term of this Agreement (subject to Executive’s continuous employment with the Company through each such anniversary), the Company shall grant Executive a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), under the Company’s 2003 Stock Plan (the “Plan”) to purchase 250,000 shares of the Company’s common stock (as adjusted for stock splits and stock combinations that may occur after the date of this Agreement), which each such option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the applicable date of grant (each an “Annual Option” and collectively, the “Annual Options”).  Subject to the accelerated vesting provisions set forth herein, each Annual Option will vest as to 1/12th of the shares subject to such option each month following its date of grant, so that each Annual Option will be fully vested and exercisable one year from its grant date, subject to Executive’s continuous service to the Company through each relevant vesting date.  Notwithstanding the above, in the event of a Change in Control (as defined in Section 8.1 below) of the Company prior to the granting of all Annual Options, then the securities underlying all of the then remaining yet unvested Annual Options shall be accelerated with respect to their vesting and shall be granted in their entirety to Executive.

(b)                                 On the Effective Date, the Company shall grant Executive a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an “incentive stock option” (as defined in Section 422 of the Code), under the Plan to purchase 1,000,000 shares of the Company’s common stock, which such option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the Effective Date (the “Performance Option” and together with the Annual Options, the “Options”).  The Performance Option shall vest upon the Company’s achievement of the following performance milestones, subject to Executive’s continuous employment with the Company through the date any such performance milestone is achieved:

•                  50,000 shares subject to the Performance Option will vest upon European approval of Orathecin;

•                  50,000 shares subject to the Performance Option will vest upon European approval of Decitabine;

•                  200,000 shares subject to the Performance Option will vest upon the securing of a significant corporate partner for one or more of the Company’s drugs or $25,000,000 in additional financing;

•                  200,000 shares subject to the Performance Option will vest upon the Company achieving annual gross sales of $30,000,000 or more;

•                  50,000 shares subject to the Performance Option will vest upon the acquisition from a third party of at least one Phase II or more advanced stage compound;

•                  100,000 shares subject to the Performance Option will vest upon completion of Phase III of a compound acquired during Executive’s tenure as the Company’s Chief Executive Officer during the term of this Agreement;

•                  100,000 shares subject to the Performance Option will vest upon FDA approval of a compound acquired by the Company during the term of this Agreement; and

•                  250,000 shares subject to the Performance Option will vest upon achievement of additional milestone(s) to be agreed upon with the Board.

(c)                                  Each Option shall have a term of ten (10) years from its date of grant, subject to earlier termination in connection with Executive’s termination of service to the Company as provided in the Option Agreements.  The Options will be subject to the terms, definitions and provisions of the Plan and the stock option agreements to be executed by and between Executive and the Company (the “Option Agreements”), all of which documents will have terms substantially identical to that of Executive’s predecessor as Chief Executive Officer and are incorporated herein by reference.

6.4                               Life Insurance.  During the term of the Agreement, the Company will pay the full premium on a $4 million key person life insurance policy covering Executive.  Executive will be entitled to select personal beneficiaries for 25% of the proceeds of the insurance policy.  The Company will provide Executive with additional cash compensation at the end of each calendar year to fully offset taxes attributable to Executive as a result of payment of the life insurance premiums by the Company.

6.5                               Other Benefits.  Executive shall be entitled to participate in such group life, pension, disability, accident, hospital and medical insurance plans, and such other plan or plans which may be instituted by the Company for the benefit of its executive employees generally, upon such terms as may be therein provided of general application to all executive employees of the Company and such other benefits as are mutually deemed appropriate by the Compensation Committee and Executive to the position held by Executive and to the discharge of Executive’s duties.  Executive shall be entitled to not less than twenty (20) business days’ vacation per year, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of the Company’s management efforts.

6.6                               Additional Compensation.  Executive shall also be eligible to receive such additional salary or other incentive compensations as the Compensation Committee may, in its sole discretion, determine from time to time.

7.                                      Expenses.

7.1                               Automobile Expense.   Up to a maximum of Twenty Thousand Dollars ($20,000) annually, the Company will lease and pay for the maintenance of an automobile selected by Executive for his exclusive use.  The Company will also pay for automobile insurance for the Executive, up to a maximum of Three Thousand Dollars ($3,000) annually.

7.2                               Business Expenses.  The Company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies.  Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

7.3                               Relocation Expenses.  The Company will pay or reimburse Executive for all reasonable relocation expenses incurred by Executive in connection with his and his family’s relocation from New York to California, including, but not limited to short-term hotel costs or apartment rental for Executive for a period not to exceed three (3) months, house-hunting travel by Executive’s spouse and all household goods moving costs.  The total of all such amounts will not exceed $60,000.  The Company will provide Executive with additional cash compensation at the end of the calendar year to fully offset taxes attributable to Executive as a result of payment of such reasonable relocation expenses by the Company.

8.                                      Termination Benefits.

8.1                               Termination Benefits.  If Executive’s employment with the Company is terminated by the Company as a result of an “Involuntary Termination” (as defined below) within one (1) year following a “Change in Control” (as defined below), Executive shall be entitled to receive the following severance benefits:  (1) a lump sum payment equivalent to one (1) year of Executive’s then current Base Salary; and (2) a lump sum payment equivalent to any unpaid amount of the Bonuses referenced in

Section 6.2, up to a maximum of Five Hundred Thousand Dollars ($500,000); and (3) full acceleration of the vesting of any then unvested stock options held by Executive.

For the purposes of this Agreement, “Involuntary Termination” means (i) without Executive’s express written consent, a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; (ii) without Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and prerequisites (including office space and location) available to Executive immediately prior to such reduction; (iii) without Executive’s express written consent, a material reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction; (iv) without Executive’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (v) without Executive’s express written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from the current location of the Company, or (vi) any purported termination of Executive other than for “Cause” (as defined below).

For the purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For the purposes of this Agreement, “Cause” means (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as a Service Provider which is intended to result in personal enrichment of the Executive, (ii) the Executive’s conviction of a felony, (iii) any act by the Executive that constitutes material misconduct and is injurious to the Company, or (iv) continued violations by the Executive of the Executive’s obligations to the Company.

8.2                               Limitation On Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive, including but not limited to, the accelerated vesting of any stock options previously or hereafter granted to Executive, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be reduced to the extent necessary in order to avoid such benefits being subject to the Excise Tax.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9.                                      Arbitration And Equitable Relief.

9.1                               Arbitration.  In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit pan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company, or the termination of Executive’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under the state or federal law, including, but not limited to, claims under title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

9.2                               Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National rules for the Resolution of Employment Disputes.  Executive agrees that the arbitrator shall have the power to decide any motions brought to any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration he initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.  Executive agrees that the decision of the arbitrator shall be in writing.

9.3                               Remedy.  Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for and by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

9.4                               Availability Of Injunctive Relief.  In addition to the right under the Rules to petition to the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief whether either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation of Labor Code '2870.  Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney fees.

9.5                               Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the Workers’ Compensation Board.  This Agreement, however, does preclude Executive from pursing court action regarding any such claim.

9.6                               Voluntary Nature Of This Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that  Executive is waiving his right to a jury trial.  Finally, Executive agrees that he has been provide an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

10.                               Contract Renewal.  This Agreement is automatically renewed for a successive three (3) year term unless either party gives the other party three (3) months notice prior to expiration of the Agreement of their intent not to renew the Agreement.

11.                               Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors an legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at ant time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

12.                               Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:		SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, CA 94568
	Attn:	Chief Financial Officer and
Chairman of the Governance
and Nominating Committee of
the SuperGen Board of Directors

If to the Executive:		James S. Manuso
5130 Route 212
Willow, NY 12495

13.                               Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.                               Entire Agreement.  This Agreement, together with the Plan and Option Agreements, represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning Executive’s employment relationship with the Company.

15.                               Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.                               Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17.                               No Oral Modification, Cancellation Or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

18.                               Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.                               Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

20.                               Acknowledgement.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21.                               Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPERGEN, INC.		JAMES S. MANUSO

By:	/s/ Walter Lack	/s/ James S. Manuso
Walter Lack
Chairman, Governance &
Nominating Committee of the
SuperGen Board of Directors

EXHIBIT A

INVENTIONS RETAINED AND LICENSED

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

(a)                                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipate research or development of the employer; or

(2)                                  Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.